For Immediate Release	Contact: Donna Hibbert (ext. 205) Castle Brands Inc

646.356.0200

CASTLE BRANDS INC. ANNOUNCES APPOINTMENT OF SERGIO ZYMAN TO BOARD OF DIRECTORS

NEW YORK, NY, May 9, 2013 – Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium beverage alcohol brands, is pleased to announce the appointment of Sergio Zyman to its Board of Directors. Mr. Zyman is the Chairman and Founder of Zyman Marketing Group and the former Chief Marketing Officer of The Coca-Cola Company. Zyman Marketing Group has helped businesses ranging from the largest of the Global 1000 to high-tech growth companies improve their marketing results. These offerings include strategic marketing consulting services, market research and consumer insights.

Mr. Zyman’s marketing experience also includes tenures with Coca-Cola, PepsiCo and Procter & Gamble. At Coca-Cola, Mr. Zyman oversaw the marketing department during the growth of Coca-Cola’s worldwide annual sales volume from 9 to 15 billion cases — the most explosive growth period in the company’s history. Mr. Zyman is also the respected author of several books on marketing, brand building and advertising.

Mark Andrews, Chairman of the Board, said, “His knowledge and experience in the realm of beverage marketing make him a valuable asset for Castle Brands Inc. We enthusiastically welcome Mr. Zyman to the Board and look forward to benefitting from his expertise.”

Mr. Zyman is a native of Mexico City. He has attended graduate schools in London, Paris and Jerusalem and is a graduate of the Harvard University Advanced Management Program.

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About Castle Brands Inc.

Castle Brands is a developer and international marketer of premium beverage alcohol brands, including: Gosling’s Rum®, Jefferson’s Bourbon®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Castello MioTM Sambuca, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Celtic Honey® Liqueur, Brady’s® Irish Cream, Travis Hasse’s Original®Liqueurs, TierrasTM Tequila and Gozio™ Amaretto Liqueur. Additional information concerning Castle Brands is available on the company’s website, www.castlebrandsinc.com.

For more information please contact: Donna Hibbert (dhibbert@castlebrandsinc.com)
646.356.0200